International Managers Series, Inc. -- N-SAR for period ended April 30, 2008
EXHIBIT 77H FOR RIVERSOURCE INTERNATIONAL MANAGERS SERIES, INC.


EXHIBIT 77H

For RiverSource Partners International Select Growth Fund:

During the six-month period ended April 30, 2008, the Fund served as an underlying investment of affiliated funds-of-funds. The RiverSource Portfolio Builder funds and RiverSource Investments, LLC, through its initial capital investment, were owners of record of more than 25% of the outstanding shares of the Fund.